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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

           GLOBAL MARINE INC. AND SANTA FE INTERNATIONAL CORPORATION
                           COMPLETE MERGER OF EQUALS


HOUSTON, November 20, 2001 - Houston-based GlobalSantaFe Corporation (NYSE:GSF) today announced that Global Marine Inc. and Santa Fe International Corporation completed their merger of equals. The ordinary shares of GlobalSantaFe will begin trading on the New York Stock Exchange on November 21, 2001, under the symbol "GSF."

Global Marine and Santa Fe International shareholders approved the merger during separate shareholder meetings held earlier today. Under the terms of the merger agreement each share of Global Marine common stock was converted into 0.665 of an ordinary share of GlobalSantaFe. Santa Fe International ordinary shares will trade as GlobalSantaFe ordinary shares. The combined company will have approximately 233 million shares outstanding.

"This merger of two great companies creates the world's premier drilling contractor," GlobalSantaFe chairman, Robert E. "Bob" Rose, said. "With a focus on providing a full spectrum of premium equipment and services, GlobalSantaFe has the size and reach to serve the world's largest oil and gas companies in every key offshore drilling region."

C. Stedman "Sted" Garber, GlobalSantaFe president and chief executive officer, said, "This combination speaks to the future. Meeting the challenges of our marketplace requires a company that can embrace the changing needs of our customers as well as maintain the financial strength necessary to operate effectively through volatile business cycles. What will not change, however, is our commitment to safety, the environment, ethics and customer service."

                                    - more -
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Global Marine Inc. and Santa Fe International Complete Merger
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GlobalSantaFe's fourteen-member board of directors includes seven directors from
Global Marine's previous board and seven directors from Santa Fe International's
previous board.   In addition to Rose and Garber, the other directors are
Ferdinand A. Berger, Thomas W. Cason, Richard L. George, Khaled R. Al-Haroon, C. Russell Luigs, Edward R. Muller, Paul J. Powers, Maha A. R. Razzuqi, Stephen J. Solarz, Carroll W. Suggs, Nader H. Sultan and John L. Whitmire.

The senior management of GlobalSantaFe includes Rose, Garber, Jon A. Marshall as executive vice president and chief operating officer; Seals M. McCarty as executive vice president of finance and administration; Joe E. Boyd as senior vice president of human resources and corporate affairs; Roger B. Hunt as senior vice president of marketing; James L. McCulloch as senior vice president, general counsel and secretary; W. Matt Ralls as senior vice president and chief financial officer; and Marion M. Woolie as senior vice president of operations. The GlobalSantaFe board will appoint additional officers at its scheduled December 5, 2001, meeting.

ABOUT GLOBALSANTAFE

GlobalSantaFe is a leading international offshore drilling contractor offering a full spectrum of premium equipment and drilling management services. The company's diverse and technologically advanced fleet of 59 offshore rigs includes premium and heavy-duty, harsh-environment jackups; semisubmersibles; and dynamically positioned, ultra-deepwater drillships. Additionally, the company has two rigs currently under construction and two more on order. The company also has 31 land rigs and is the world's leading provider of turnkey drilling and drilling management services.

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CONTACT INFORMATION

Investors:  Richard Hoffman (972) 701-7950 or Michelle Appleby  (972) 701-7524
Media:      Stephanie Price (281) 596-5816